Exhibit 99.1

420 Lexington Avenue New York City, NY 10170

CONTACT

Michael W. Reid

Chief Operating Officer

-or-

Thomas E. Wirth

Chief Financial Officer

(212) 594-2700

FOR IMMEDIATE RELEASE

SL GREEN REALTY CORP. REPORTS 7% INCREASE
IN SECOND QUARTER FFO PER SHARE

Release Highlights

•                  7% FFO increase, before minority interest, $0.87 per share (diluted) versus $0.81 per share (diluted) for the same quarter in 2002

•                  Executed an agreement to sell 1370 Broadway for total consideration of $58.5 million

•                  Executed an agreement to acquire a leasehold interest in 461 Fifth Avenue for $62.3 million

•                  Executed $146.0 million 10-year forward swap at an effective U.S. Treasury rate of 3.50%

•                  Refinanced 180 Madison Avenue with a 5-year $45.0 million first mortgage fixed at 4.57%

•                  Increased unsecured 5-year term loan facility to $200 million

•                  Originated $11.0 million of structured finance investments

Financial Results

New York, NY, July 22, 2003 – SL Green Realty Corp. (NYSE:SLG) reported a 7% increase in operating results for the three months ended June 30, 2003.  During this period, funds from operations (FFO) before minority interest totaled $31.6 million, or $0.87 per share (diluted), compared to $28.4 million, or $0.81 per share (diluted), for the same quarter in 2002.  This growth was mainly attributable to the acquisitions of 220 East 42nd Street and condominium interests in 125 Broad Street in the first quarter of 2003.

For the six months ended June 30, 2003, operating results improved 8% as FFO before minority interest totaled $61.8million, or $1.72 per share (diluted), compared to $55.3 million, or $1.59 per share (diluted), for the same period in 2002.

Net income available for common shareholders for the second quarter 2003 totaled $15.5 million, or $0.49 per share (diluted), a decrease of 4% as compared to the same quarter in 2002 when net income totaled $15.7 million, or $0.51 per share (diluted).  The decrease in net income is primarily due to the increased depreciation expense from the first quarter acquisitions of 220 East 42nd Street and condominium interests in 125 Broad Street.

Net income available for common shareholders for the six months ended June 30, 2003 totaled $49.5 million, or $1.51 per share (diluted), an increase of 51% as compared to the same period in 2002 when net income totaled $30.9 million, or $1.00 per share (diluted).  The increase is primarily due to the $19.2 million gain on the sale of 50 West 23rd Street.

The Company’s weighted average diluted shares outstanding increased 0.9 million, or 2.4%, to 38.8 million in 2003 from 37.9 million in 2002.  The increase is primarily attributable to the issuance of units of limited partnership interest in the Company’s operating partnership in connection with the acquisitions of 220 East 42nd Street and condominium interests in 125 Broad Street in the first quarter of 2003.

Consolidated Results

Total quarterly revenues increased 28% in the second quarter of 2003 to $74.4 million compared to $57.9 million in the same quarter in 2002.  The $16.5 million growth in revenue resulted primarily from the following items:

•                  $14.0 million increase from 2003 acquisitions

•                  $3.8 million increase from the 2003 same-store portfolio

•                  $0.8 million increase from non same-store revenue and reduced general corporate reserves

•                  $2.3 million decrease in preferred and investment income.

The Company’s EBITDA increased $6.1 million to $41.6 million, however margins (EBITDA divided by total revenue) before ground rent decreased to 64.2%, compared to 75.8% for the same period last year.  After ground rent, margins decreased to 59.6% from 69.6% in the corresponding period.  The reductions in margins are due to the reduction in investment and preferred income.  The following items primarily drove the EBITDA increase:

•                  $7.2 million increase from GAAP NOI

•                  $7.8 million increase from 2003 property acquisitions

•                  $0.3 million decrease in income from unconsolidated joint ventures

•                  $0.3 million decrease from non same-store properties

•                  $1.0 million increase for reduced income from discontinued operations (included in GAAP NOI)

•                  $0.5 million increase from reduced MG&A expense

•                  $2.3 million decrease in investment and preferred income

•                  $0.4 million decrease from reduced affiliate income.

FFO improved $3.2 million primarily as a result of:

•                  $6.1 million increase in EBITDA

•                  $0.7 million increase in FFO adjustment from unconsolidated joint ventures

•                  $0.2 million increase from decreased amortization of finance costs

•                  $1.0 million decrease in FFO from discontinued operations

•                  $2.8 million decrease from higher interest expense

The $2.8 million increase in interest expense was primarily associated with higher average debt levels associated with new investment activity ($4.1 million) and the funding of ongoing capital projects and working capital requirements ($0.4 million).  These increases were partially offset by reduced loan balances due to previous disposition activity ($1.4 million) and lower interest rates ($0.2 million).

The 2002 results have been restated to classify the operating results of 1370 Broadway, 50 West 23rd Street, and 875 Bridgeport Avenue, Shelton, Connecticut as income from discontinued operations.  The Company sold 50 West 23rd Street (March 2003) and 875 Bridgeport Avenue (May 2003) and has a signed contract of sale for 1370 Broadway, which is scheduled to close during the third quarter of 2003.

Same-Store Results

During the second quarter of 2003, same-store cash NOI increased $0.4 million to $27.3 million, as compared to $26.9 million over the same quarter in 2002.  The increase in cash NOI was driven by a $4.4 million (8.8%) increase in cash revenue.  This increase was primarily due to:

•                  $0.7 million increase from replacement rents, which were 14% higher than previously fully escalated rents, including early renewals ($0.2 million) and contractual rent steps and reduced free rent ($0.5 million)

•                  $2.6 million increase in escalation and reimbursement revenue primarily due to real estate tax reimbursements ($1.4 million), higher operating expense escalations ($0.7 million) and increased electric reimbursement ($0.4 million)

•                  $0.4 million increase from higher weighted average occupancy in 2003 (97.3%) compared to 2002 (96.6%).

However, cash NOI margins before ground rent decreased year over year from 57.6% to 54.5%.  The decrease in operating margins is due to the 17% increase in operating expenses.  The increase in revenue was partially offset by a $3.9 million (17.3%) increase in operating expenses due to:

•      $2.0 million (30%) increase in real estate taxes

•      $0.8 million (28%) increase in insurance costs

•      $0.6 million (78%) increase in management, professional and advertising costs

•      $0.2 million (11%) increase in repairs, maintenance and security expenses

•      $0.2 million (5%) increase in utility costs.

Approximately 93% of the quarterly electric expense was recovered through the utility clause in the tenants’ leases.

Leasing Activity

For the second quarter of 2003, the Company signed 68 office leases totaling 311,000 rentable square feet with starting office cash rents averaging $31.42 per square foot, a 10% increase over previously fully-escalated cash rents averaging $28.58 per square foot.  Tenant concessions averaged 1.67 months of free rent with an allowance for tenant improvements of $20.15 per rentable square foot.  This leasing activity includes early renewals for eight office leases totaling 13,000 rentable square feet.  Including retail and storage, the Company’s quarterly leasing activity totaled 76 signed leases for 324,000 rentable square feet.

For the six months ended June 30, 2003, the Company signed 125 office leases totaling approximately 628,000 rentable square feet with starting office cash rents averaging $34.03 per square foot, a 7.1% increase over previously fully-escalated cash rents averaging $31.77 per square foot.  Tenant concessions averaged 2.63 months of free rent and an allowance for tenant improvements of $19.59 per square foot.  This leasing activity includes early renewals for 13 office leases totaling approximately 54,000 rentable square feet.

Real Estate Activity

1370 Broadway
New York, New York

The Company has entered into an agreement to sell 1370 Broadway for total consideration of $58.5 million, or $234 per square foot.  This sale will result in a gain of approximately $3.9 million.  The transaction is expected to close during the third quarter of 2003.  The taxable gain, inclusive of the deferred gain from the prior sale of 17 Battery South, totaling $18.5 million, will be deferred into the pending acquisition of 461 Fifth Avenue.

461 Fifth Avenue
New York, New York

On July 21, 2003, the Company announced that it had entered into an agreement to acquire the long-term leasehold interest in 461 Fifth Avenue for $62.3 million, or $312 per square foot.  The going-in unlevered cash NOI yield on investment is 7.74% based on fully escalated in-place rents averaging in the high $50’s per square foot.  The leasehold acquisition will be funded, in part, with the proceeds from the anticipated sale of 1370 Broadway, which the Company currently has under a signed contract.  As a 1031 tax-free exchange, the transaction will enable the Company to defer gains from this sale of 1370 Broadway and from the sale of 17 Battery Place South, which gain was initially re-invested in 1370 Broadway.  The balance of the acquisition will be funded using the Company’s unsecured line of credit.

875 Bridgeport Avenue
Shelton, Connecticut

The Company sold 875 Bridgeport Avenue in Shelton, Connecticut for $16.2 million, or $252 per square foot.  As part of the sale, the existing $14.8 million mortgage was assumed by the purchaser.  The transaction closed in May of 2003 and resulted in a $0.3 million loss.  A majority of the taxable gain, from the prior sale of 29 West 35th Street ($8.3 million), will be reinvested and further deferred into 220 East 42nd Street and 125 Broad Street.

Structured Finance Activity

In May 2003, the Company originated $11.0 million of structured finance investments with an initial yield of 12.0%.  During July 2003, the Company received a redemption totaling $27.7 million.

As of June 30, 2003, the par value of the Company’s structured finance and preferred equity investments totaled $125.5 million.  The weighted average balance outstanding for the second quarter was $120.0 million.  During the second quarter 2003, the weighted average yield was 12.4% and the second quarter end run rate was 12.0%.

Financing Activity

10-Year Forward Swap

In June 2003, the Company executed a 10-year, $146 million forward swap in anticipation of a financing to be executed in the fourth quarter of 2003.  The forward swap hedged the Treasury rate on the future funding at an effective rate of 3.50%, as well as the swap spread which is highly correlated to the credit risk spread.

Unsecured Term Loan

On June 5, 2003, the Company increased its unsecured term loan facility led by Wells Fargo Bank to $200.0 million from its original capacity of $150.0 million.  In addition, the facility’s maturity date has been extended to June 8, 2008.  The facility has an outstanding balance totaling $100.0 million at June 30, 2003.

180 Madison Mortgage Financing

In July 2003, the Company completed a $45.0 million first mortgage financing of the property located at 180 Madison Avenue, owned through a joint venture with Morgan Stanley Real Estate Fund.  The mortgage bears interest at a fixed rate of 4.57% per annum and matures in July 2008.  The financing proceeds were used to pay off the existing $31.6 million first mortgage.  The excess proceeds of approximately $6.0 million to be received by the Company will reduce the outstanding balance on the Company’s unsecured line of credit.

Other

2003 Long-Term Outperformance Compensation Plan

At the May, 2003 meeting of the Company’s Board of Directors, the Board ratified a long-term, seven-year compensation program for senior management.  The program, which measures the Company’s performance over a 48-month period (unless terminated earlier) commencing with the second quarter, 2003, provides that holders of the Company’s common equity are to achieve a 40% total return during the measurement period over a base of $30.07 per share before any restricted stock awards are granted.  Management will receive an award of restricted stock in an amount between 8% and 10% of the excess return over the baseline return.  At the end of the four-year measurement period, 40% of the award will vest on the measurement date and 60% of the award will vest ratably over the subsequent three years based on continued employment.

Any restricted stock to be issued under the program will be allocated from the Company’s stock option plan, which was previously approved through a shareholder vote in May, 2002.

Today, the Company’s portfolio consists of interests in 26 properties, aggregating 12.9 million square feet.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust (“REIT”) that acquires, owns, repositions and manages a portfolio of commercial office properties in Manhattan.  The Company is the only publicly traded REIT, which exclusively specializes in this niche.

Conference Call

The Company will host a conference call and audio web cast on Wednesday, July 23, at 2 pm ET to discuss the financial results.  The conference call can be accessed by dialing (913) 981-5517.  A replay of the call will be available through July 30 by dialing (719) 457-0820 or (888) 203-1112, pass-code 782472.  The call will be simultaneously broadcast via the Internet and individuals who wish to access the conference call should go to www.slgreen.com to log onto the call or to listen to a replay following the call.

Non-GAAP Financial Measures

During the July 23, 2003 conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release.  A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on pages seven and nine of this release and in our second quarter supplemental data package.

* Financial Tables attached

To receive the Company’s latest news release and other corporate documents, including the second quarter supplemental data, via FAX at no cost, please contact the Investor Relations office at 212-216-1601.  All releases and supplemental data can also be downloaded directly from the SL Green website at:  www.slgreen.com

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations.  Actual results could vary from those presented herein.  The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond the Company’s control.  We undertake no obligation to publicly update or revise any of the forward-looking information.  For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

Three Months Ended June 30,

Six Months Ended June 30,

	2003	2002	2003	2002
Revenue:
Rental revenue, net	$59,364	$44,711	$110,923	$88,890
FAS 141 Revenue Adjustment	(55)	—	(55)	—
Escalations & reimbursement revenues	10,022	5,977	18,200	12,312
Signage rent	407	267	732	733
Preferred equity investment income	731	1,934	2,287	3,845
Investment income	2,718	3,828	6,079	7,548
Other income	1,164	1,202	2,863	2,174
Total revenues	74,351	57,919	141,029	115,502

Equity in net (loss) income from affiliates	(99)	307	(196)	223
Equity in net income from unconsolidated joint ventures	3,651	3,998	7,827	7,331

Expenses:
Operating expenses	19,313	13,474	35,998	26,437
Ground rent	3,266	3,159	6,430	6,318
Real estate taxes	10,955	6,775	20,584	13,556
Marketing, general and administrative	2,804	3,357	5,990	6,559
Total expenses	36,338	26,765	69,002	52,870
Earnings Before Interest, depreciation and amortization (EBITDA)	41,565	35,459	79,658	70,186
Interest	11,574	8,821	21,225	17,239
Depreciation and amortization	11,573	9,132	22,163	18,139
Net income from Continuing Operations	18,418	17,506	36,270	34,808

Income from Discontinued Operations, net of minority interests	958	1,625	2,691	3,010
Gain (loss) on sale of Discontinued Operations, net of minority interests	(300)	—	17,524	—
Minority interests	(1,103)	(1,033)	(2,165)	(2,084)
Preferred stock dividends and accretion	(2,431)	(2,423)	(4,862)	(4,846)
Net income available to common shareholders	$15,542	$15,675	$49,458	$30,888
Net income per share (Basic)	$0.50	$0.52	$1.60	$1.03
Net income per share (Diluted)	$0.49	$0.51	$1.51	$1.00

Funds From Operations (FFO)
FFO per share (Basic)	$0.95	$0.87	$1.86	$1.71
FFO per share (Diluted)	$0.87	$0.81	$1.72	$1.59

FFO Calculation:
Income before minority interests, preferred stock dividends and Accretion and discontinued Operations	$18,418	$17,506	$36,270	$34,808
Less:
Preferred stock dividend	(2,300)	(2,300)	(4,600)	(4,600)
Add:
Depreciation and amortization	11,573	9,132	22,163	18,139
FFO from Discontinued Operations	1,333	2,359	3,517	4,431
Joint venture FFO adjustment	3,438	2,713	6,825	4,594
Amortization of deferred financing costs and depreciation of non-real estate assets	(886)	(1,050)	(2,371)	(2,033)
FFO before minority interests– BASIC	31,576	28,360	61,804	55,339
Add: Preferred stock dividends	2,300	2,300	4,600	4,600
FFO before minority interests – DILUTED	$33,876	$30,660	$66,404	$59,939
Basic ownership interest
Weighted average REIT common shares	31,082	30,200	30,895	30,097
Weighted average partnership units held by minority interests	2,326	2,222	2,302	2,247
Basic weighted average shares and units outstanding	33,408	32,422	33,197	32,344
Diluted ownership interest
Weighted average REIT common share and common share equivalents	31,794	30,961	31,511	30,804
Weighted average partnership units held by minority interests	2,326	2,222	2,302	2,247
Common share equivalents for preferred stock	4,699	4,699	4,699	4,699
Diluted weighted average shares and units outstanding	38,819	37,882	38,512	37,750

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$167,793	$131,078
Buildings and improvements	839,139	683,165
Building leasehold and improvements	247,336	149,326
Property under capital lease	12,208	12,208
	1,266,476	975,777
Less accumulated depreciation	(136,836)	(126,669)
	1,129,640	849,108

Assets held for sale	50,088	41,536
Cash and cash equivalents	16,810	58,020
Restricted cash	61,835	29,082
Tenant and other receivables, net of allowance of $6,876 and $5,927 in 2003 and 2002, respectively	10,448	6,587
Related party receivables	3,945	4,868
Deferred rents receivable, net of allowance of $7,054 and $6,575 in 2003 and 2002, respectively	58,834	55,731
Investment in and advances to affiliates	3,133	3,979
Structured finance investments, net of discount of $125 and $205 in 2003 and 2002, respectively	125,517	145,640
Investments in unconsolidated joint ventures	216,620	214,644
Deferred costs, net	37,694	35,511
Other assets	11,019	28,464
Total assets	$1,725,583	$1,473,170
Liabilities and Stockholders’ Equity
Mortgage notes payable	$620,530	$367,503
Revolving credit facilities	42,000	74,000
Unsecured term loan	100,000	100,000
Derivative instruments at fair value	12,829	10,962
Accrued interest payable	3,158	1,806
Accounts payable and accrued expenses	44,951	41,197
Deferred compensation awards	—	1,329
Deferred revenue/gain	6,464	3,096
Capitalized lease obligations	16,012	15,862
Deferred land lease payable	14,946	14,626
Dividend and distributions payable	17,923	17,436
Security deposits	20,872	20,948
Liabilities related to assets held for sale	748	21,321
Total liabilities	900,433	690,086
Minority interests	53,711	44,039
Minority interest in partially owned assets	453	679
Commitments and contingencies
8% Preferred Income Equity Redeemable Shares $0.01 par value, $25.00 mandatory liquidation preference, 4,600 outstanding at June 30, 2003 and December 31, 2002	111,984	111,721
Stockholders’ Equity
Common stock, $0.01 par value 100,000 shares authorized, 31,173 and 30,422 issued and outstanding at June 30, 2003 and December 31, 2002, respectively	311	304
Additional paid - in capital	609,321	592,585
Deferred compensation plan	(8,608)	(5,562)
Accumulated other comprehensive loss	(12,702)	(10,740)
Retained earnings	70,680	50,058
Total stockholders’ equity	659,002	626,645
Total liabilities and stockholders’ equity	$1,725,583	$1,473,170

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	June 30,
	2003	2002
Operating Data:
Net rentable area at end of period (in 000’s)(1)	12,860	11,533
Portfolio percentage leased at end of period	95.5%	97.2%
Same-Store percentage leased at end of period	97.3%	96.6%
Number of properties in operation	26	25

Office square feet leased during quarter (rentable)	311,388	183,955
Average mark-to-market percentage-office	10%	47%
Average starting cash rent per rentable square foot-office	$31.42	$37.38

(1)  Includes wholly owned and majority and minority owned properties.

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands, except per share data)

	Three Months Ended June 30,
	2003	2002
Earnings before interest, depreciation and amortization (EBITDA):	$41,565	$35,459
Add:
Marketing, general & administrative expense	2,804	3,357
Operating income from discontinued operations	1,333	2,359

Less:
Non-building revenue	3,892	6,522
GAAP net operating income (GAAP NOI)	$41,810	$34,653

Less:
GAAP NOI from discontinued operations	1,333	2,359
GAAP NOI from other consolidated properties	11,634	3,360
2003 Same-Store GAAP NOI	$28,843	$28,934
Less:
Free Rent	258	687
Straight-line rent	1,391	1,503
Add:
Ground lease straight-line rent expense	160	160
2003 Same-Store cash NOI	$27,354	$26,904

*  See page 7 for a reconciliation of FFO and EBITDA to net income.